                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:

                                                         Year Ended December 31,
                                            ------------------------------------------------
                                            1999       1998       1997       1996       1995
                                            ----       ----       ----       ----       ----
Ratio of Earnings to Fixed Charges          7.41       5.19       6.06       7.47       8.70


         For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.